1
ADVISORS SERIES TRUST
INTERIM OPERATING EXPENSES LIMITATION AGREEMENT
THIS INTERIM OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is
effective as of June 29, 2026 by and between ADVISORS SERIES TRUST, a Delaware statutory trust
(the “Trust”), on behalf of the series of the Trust indicated in Appendix A, which may be amended from time to time (the “Fund”), and Segall Bryant & Hamill, LLC d/b/a CI SBH Asset Management (the
“Advisor”).
WITNESSETH:
WHEREAS, the Advisor renders advice and services to the Fund(s) pursuant to the terms and provisions of an Interim Investment Advisory Agreement between the Trust and the Advisor dated June
29, 2026 (the “Interim Investment Advisory Agreement”); and
WHEREAS, pursuant to the Interim Investment Advisory Agreement, the Fund is responsible for, and has assumed the obligation for, payment of all expenses that have not been assumed by the Advisor thereunder; and
WHEREAS, the Advisor desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust
(on behalf of the Funds) desires to allow the Advisor to implement those limits;
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:
1.Limit on Operating Expenses. The Advisor hereby agrees to limit the Fund’s current
Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund.  In the event that the current Operating Expenses, as accrued each month, exceed its Annual Limit, the Advisor will pay to the
Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.
2.Definition.  For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of a Fund, including the Advisor’s investment advisory or management fee detailed in the Interim Investment
Advisory Agreement and other expenses described in the Interim Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, interest expense, brokerage commissions, expenses incurred in connection with any merger or reorganization, extraordinary expenses such as litigation, or any class-specific expenses such as Rule 12b-1 fee or Shareholder Servicing Plan fees.
3.Reimbursement of Fees and Expenses.  The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Interim Investment Advisory Agreement.
2
4.Term.  This Agreement shall become effective on the date specified herein and shall remain in effect unless terminated as provided in Paragraph 5 of this Agreement.
5.Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Advisor.  This Agreement may not be terminated by the Advisor without the consent of the
Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate, with respect to each Fund listed in Appendix A, if the Interim Investment
Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Interim Investment Advisory Agreement’s termination for that Fund.
6.Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
7.Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
8.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment
Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ADVISORS SERIES TRUST	SEGALL BRYANT & HAMILL, LLC (d/b/a CI SBH ASSET MANAGEMENT)
on behalf of the series listed on Appendix A

By: /s/ Jeffrey T. Rauman	By: /s/ Carolyn Goldhaber_

Print Name: Jeffrey T. Rauman	Print Name: Carolyn Goldhaber

Title: President	Title: President

3
Appendix A

Fund and Share Class	Operating Expense Limit
Capital Advisors Growth Fund	1.00%